Exhibit 10.124
AMENDMENT TO EMPLOYMENT AGREEMENT
This amendment to the Employment Agreement dated February 8, 2005 between Versar, Inc. and Theodore M. Prociv is entered into this 25th day of September, 2007 as follows:
1.	The term of this Agreement is extended to November 30, 2008;

2.	The base salary set forth in Section 4.1 shall be $330,000 per annum beginning on September 29, 2007;

3.	The personal leave set forth in Section 5.3 shall be six (6) weeks annually; and

4.	All other terms of the Agreement shall remain unchanged.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date above written.

/S/ Theodore M. Prociv
Theodore M. Prociv

/S/ Amir A. Metry
Amir A. Metry
Compensation Committee Chairman

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